SCHEDULE 14A
                                 (Rule 14a-101)

                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]   Preliminary Proxy Statement            [ ]  Confidential, for Use of the
[X]   Definitive Proxy Statement                   Commission Only (as permitted
[ ]   Definitive Additional Materials              by Rule 14a-6(e)(2))
[ ]   Soliciting Material Pursuant
        to Rule 14a-11(c) or Rule 14a-12


                                   Labtec Inc.
                 ----------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                    -------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:


         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



         (4)  Proposed maximum aggregate value of transaction:



         (5)  Total fee paid:



[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:



         (2)      Form, Schedule or Registration Statement No.:



         (3)      Filing Party:



         (4)      Date Filed:

                                   LABTEC INC.
                           1499 S.E. TECH CENTER PLACE
                                    SUITE 350
                           VANCOUVER, WASHINGTON 98683
                           -------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 15, 1999

To the Stockholders of Labtec Inc.:

                  NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Meeting") of Labtec Inc. (the "Company") will be held at the Hyatt Regency, 5 Embarcadero Center, San Francisco, California 94111, on Wednesday, September 15, 1999 at 9:00 A.M., local time, to consider and act upon the following matters:

(1) To approve the amendment of the Restated Articles of Organization, as amended (the "Restated Articles of Organization"), to eliminate the Company's three classes of directors in favor of one class of directors to be elected annually;

(2) To elect five (5) Class I directors, each to hold office for a term of three (3) years and until their successors are chosen and qualified; provided, however, that if Proposal 1 is approved, the same five nominees shall each hold office for a term to expire at the 2000 Annual Meeting of Stockholders and until their respective successors are chosen and qualified; and

(3) The transaction of such other business as may properly come before the Meeting or any adjournment or postponement thereof.

                  Information regarding the matters to be acted upon at the Meeting is contained in the accompanying Proxy Statement.

                  The close of business on July 26, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof.

                                       By Order of the Board of Directors,

                                          RODGER R. KROUSE
                                          Clerk
Vancouver, Washington
August 2, 1999

--------------------------------------------------------------------------------


It is important that your shares be represented at the Meeting. Each stockholder is urged to sign, date and return the enclosed proxy card which is being solicited on behalf of the Board of Directors. An envelope addressed to the Company's transfer agent is enclosed for that purpose and needs no postage if mailed in the United States.

--------------------------------------------------------------------------------

                                   LABTEC INC.
                           1499 S.E. TECH CENTER PLACE
                                    SUITE 350
                           VANCOUVER, WASHINGTON 98683

                                 --------------

                                 PROXY STATEMENT

                                 ---------------


                  This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share ("Common Stock"), of Labtec Inc. (the "Company") in connection with the solicitation by and on behalf of its Board of Directors of proxies ("Proxy" or "Proxies") for use at the 1999 Annual Meeting of Stockholders (the "Meeting") to be held on Wednesday, September 15, 1999 at 9:00 A.M., local time, at the Hyatt Regency, 5 Embarcadero Center, San Francisco, California 94111, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and Proxies is to be borne by the Company. The Company will also reimburse brokers who are holders of record of Common Stock for their expenses in forwarding Proxies and Proxy soliciting material to the beneficial owners of such shares. In addition to the use of the mails, Proxies may be solicited without extra compensation by directors, officers and employees of the Company by telephone, telecopy, telegraph or personal interview. The approximate mailing date of this Proxy Statement is August 13, 1999.

                  Unless otherwise specified, all Proxies, in proper form, received by the time of the Meeting will be voted for the election of all nominees named herein to serve as directors and in favor of each of the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders and described below.

                  A Proxy may be revoked by a stockholder at any time before its exercise by filing with the Clerk of the Company, at the address set forth above, an instrument of revocation or a duly executed proxy bearing a later date, or by attendance at the Meeting and electing to vote in person. Attendance at the Meeting will not, in and of itself, constitute revocation of a Proxy.

                  The close of business on July 26, 1999 has been fixed by the Board of Directors as the record date ("Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting and any adjournment thereof. As of the Record Date, there were 6,908,030 shares of Common Stock outstanding. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on all matters to come before the Meeting.

                  A majority in interest of the outstanding Common Stock represented at the Meeting in person or by proxy is required to constitute a quorum for the transaction of business. Shares represented by Proxies which contain one or more abstentions or broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting. A "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, with respect to such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner. A plurality of the votes cast is required to elect each nominee for director.

                                   PROPOSAL 1

                         TO APPROVE THE AMENDMENT OF THE
                        RESTATED ARTICLES OF ORGANIZATION
                   TO ELIMINATE THE COMPANY'S THREE CLASSES OF
                DIRECTORS IN FAVOR OF ONE CLASS ELECTED ANNUALLY

                  The Company's Restated Articles of Organization currently provide that the directors of the Company shall be divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year at the annual meeting of stockholders. Each director is elected to hold office for a term of three consecutive years and until a successor has been chosen and qualified, subject to prior death, resignation, retirement or removal. One effect of this classified board structure is to render it more difficult for stockholders to change the composition of the board of directors because only one-third of the directors may be voted upon in any year. The classified board structure also renders it more difficult for a purchaser of a significant percentage of the Company's stock to effect a change in management. This tends to discourage potential acquirors of the Company who do not have the support of the directors.

                  The Board of Directors has determined that the classified board structure is unnecessary and does not serve the interests of the Company's stockholders. The Company believes that the election by stockholders of the entire Board each year will enhance the responsiveness of the Board to stockholder concerns. Accordingly, the Board of Directors has proposed that
Article VI of the Restated Articles of Organization be amended to provide that the entire Board of Directors be elected each year for a one-year term to expire at the next annual meeting of stockholders or until their respective successors are chosen and qualified.

                  If the proposed amendment of the Restated Articles of Organization is approved by the Company's stockholders at the Meeting, then pursuant to Proposal 2, management's proposed slate of five nominees, consisting of J. Grant Jagelman, Julian Rubinstein, Jonathan Stearns, Joseph Pretlow and Robert G. Wick, will be nominated for a term commencing upon the filing of an appropriate article of amendment to the Restated Articles of Organization with the Massachusetts Secretary of the Commonwealth and expiring at the 2000 Annual Meeting of Stockholders or until their respective successors are chosen and qualified. If the proposal to amend the Restated Articles of Organization is not approved by the stockholders at the Meeting, the current three-class structure will remain. In such event, J. Grant Jagelman, Julian Rubinstein, Jonathan Stearns, Joseph Pretlow and Robert G. Wick will be nominated to serve as Class I directors for a three-year term to expire at the 2002 Annual Meeting of Stockholders or until their respective successors are chosen and qualified. See "Proposal 2 - Election of Directors."

                  If Proposal 1 is approved, the Restated Articles of Organization will be amended and the provisions of Article VI, Section A, Paragraphs 1 and 2 of the Restated Articles of Organization would read as set forth in Appendix A hereto.

                  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT OF THE RESTATED ARTICLES OF ORGANIZATION. The affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting is necessary for approval. Unless a contrary choice is specified, all proxies solicited by the Board will be voted FOR approval of the proposed amendment.

                                   PROPOSAL 2

                              ELECTION OF DIRECTORS

                  At the Meeting, five (5) Class I directors are to be elected, each to hold office for a term of three years and until their respective successors are chosen and qualified; provided, however, that if Proposal 1 is approved, and subject to the filing of an appropriate article of amendment to the Restated Articles of Organization, the same five directors shall each hold office for a term to expire at the 2000 Annual Meeting of Stockholders and until their respective successors are chosen and qualified. The directors whose terms do not expire at the Meeting shall serve out the remaining years of their respective terms, so that, if Proposal 1 is approved, commencing at the 2001 Annual Meeting of Stockholders all directors will be elected to terms to expire at the next subsequent annual meeting of stockholders and until their respective successors are chosen and qualified. The five nominees are J. Grant Jagelman, Julian Rubinstein, Jonathan Stearns, Joseph Pretlow and Robert G. Wick.

                  If Proposal 1 is not approved the current three-class structure will remain. In such event, J. Grant Jagelman, Julian Rubinstein, Jonathan Stearns, Joseph Pretlow and Robert G. Wick will be nominated to serve as Class I directors for a three-year term to expire at the 2002 Annual Meeting of Stockholders or until their respective successors are chosen and qualified.

                  Each of the aforementioned individuals has advised the Company of his willingness to serve as a director of the Company. Shares represented by valid proxies in the accompanying form will be voted for the election of the five nominees named below, unless a contrary direction is indicated. Should any nominee named below become unavailable for election to the Board of Directors for any reason, the person named in the proxies has discretionary authority to vote the proxies for one or more alternative nominees who will be designated by the Board of Directors. Directors whose terms of office do not expire at the Meeting are also listed below.

NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

                  The nominees, directors and executive officers of the Company, their ages and present positions with the Company are as follows:


NAME                                      AGE    POSITION WITH THE COMPANY
----                                      ---    -------------------------

NOMINEES:

     J. Grant Jagelman                    57     Director
     Julian Rubinstein                    37     Director
     Jonathan Stearns                     40     Director
     Joseph Pretlow                       31     Director
     Robert G. Wick                       36     President and Director

DIRECTORS -- ONE YEAR REMAINING TERM

     Dennis Gain                          56     Director
     Geoffrey Rehnert                     41     Director
     Patrick J. Sullivan                  44     Director
     Marc Wolpow                          40     Director

DIRECTORS -- TWO YEAR REMAINING TERM

     Rodger R. Krouse                     37     Co-Chairman, Clerk and
                                                 Director
     Marc J. Leder                        37     Co-Chairman, Senior Vice
                                                 President, Finance, Chief
                                                 Financial Officer, Treasurer
                                                 and Director
     George R. Rea                        61     Director
     Bradley A. Krouse                    33     Director

EXECUTIVE OFFICERS


     Robert G. Wick                              See above
     Marc J. Leder                               See above
     Rodger R. Krouse                            See above
     Gregory Jones                        40     Senior Vice President,
                                                 Worldwide Sales


INFORMATION ABOUT NOMINEES AND DIRECTORS

                  The following is a brief summary of the background of each nominee and director:

                  J. Grant Jagelman has been a director of the Company since its incorporation in April 1991. Mr. Jagelman was the Chairman of Spatial Systems Ltd. ("SSL"), an Australian public company, from 1986 to July 1997, when SSL was merged into the Company.


                  Julian Rubinstein was appointed as a director of the Company in July 1999. Mr. Rubinstein has been a Managing Director of Sun Capital Partners, Inc. since June 1998. Mr. Rubinstein also is President and CEO of American Shower & Bath Corp., the world's largest manufacturer of Shower Stall Kits, Tubsurrounds and Laundry Sinks, which he founded and later sold to Masco Corporation. Mr. Rubinstein also is President of American Asset Management and a director of Nailite International, Inc. and The Atlas Companies, Inc.


                  Jonathan Stearns was appointed as a director of the Company in July 1999. Mr. Stearns is a founding member and Managing Director of Equinox Investment Partners, LLC, which was established in January 1996. Prior thereto, Mr. Stearns spent seven years employed by Kleinwort Benson Ltd. as a vice president engaged in investment management and investment banking. Mr. Stearns is a director of Pet's Choice, Inc., Manco Products, Inc. and Prime Matrix, Inc.

                  Joseph Pretlow has been a director of the Company since February 1999. Mr. Pretlow joined Bain Capital, Inc. in 1992 and has been a principal since 1996. Prior to joining Bain Capital, Inc., Mr. Pretlow spent two years at Lehman Brothers in investment banking, where he specialized in mergers and acquisitions and corporate finance transactions for retail companies. Previously, he worked as a consultant at Sibson & Company. Mr. Pretlow is a director of Artisan Entertainment and Bentley's Luggage.

                  Robert G. Wick has been President and a director of the Company since February 1999. Prior thereto, Mr. Wick had been employed by Labtec Corporation, the Company's wholly-owned subsidiary ("Labtec"), since November 1998, and became Labtec's President in January 1999. Prior thereto, Mr. Wick spent four years as Vice President of Finance and Logistics at Weiser Lock, a division of Masco Corporation. From 1991 to 1994 Mr. Wick served as Controller of Weiser Lock.

                  Dennis T. Gain was the founder of the Company and has served as a director from its incorporation in April 1991. In addition, Mr. Gain was Chairman of the Board and served as President and Chief Executive Officer of the Company from its incorporation in April 1991 until February 1998. Mr. Gain has served as Chairman and Chief Executive Officer of 3D OpenMotion, L.L.C. since June 1998. Mr. Gain is a director of Miacomet, Inc.

                  Geoffrey Rehnert has been a director of the Company since February 1999. He is a founder and the Co-CEO of the AUDAX Group, L.P. He is also a Special Limited Partner of Bain Capital, Inc. Mr. Rehnert helped to found Bain Capital, Inc. in 1984, and was a General Partner and a Managing Director from 1986 through July 1999. Mr. Rehnert is a director of Artisan Entertainment, Inc., FTD Holdings, Inc., First Communications, Inc., Nutraceutical Corp., Miltex, Inc., Kollmorgen Corporation and The Atlas Companies, Inc.

                  Patrick J. Sullivan has been a director of the Company since February 1997. Mr. Sullivan has extensive consumer electronics and computer industry experience, having served as Vice President of the Merchandising Group of Digital Equipment Corporation, a computer manufacturer, since 1993.

                  Marc Wolpow has been a director of the Company since February 1999. Mr. Wolpow is a founder and the Co-CEO of the AUDAX Group, L.P. He is also a Special Limited Partner of Bain Capital, Inc. Mr. Wolpow was a Principal of Bain Capital, Inc. from April 1990 through 1992 and was a Managing Director from 1993 through July 1999. Mr. Wolpow was a Managing Director of Sankaty Advisors, Inc. (an affiliate of Bain Capital, Inc.) from December 1997 through July 1999. He is a director of Miltex Holdings, Inc., PSI, Inc., Physicians Quality Care, Inc., PiRod Holdings, Inc. and The Atlas Companies, Inc.


                  Rodger R. Krouse has been Co-Chairman, Clerk and a director of the Company since February 1999. Mr. Krouse has been a Managing Director of Sun Capital Partners, Inc. since May 1995, prior to which he was employed by Lehman Brothers, Inc. since 1984, most recently as a Senior Vice President. Mr. Krouse is a director of Nailite International, Inc., The Atlas Companies, Inc. and World Airways, Inc. Mr. Krouse is the brother of Bradley Krouse.


                  Marc J. Leder has been Co-Chairman, Senior Vice President, Finance, Chief Financial Officer, Treasurer and a director of the Company since February 1999. Mr. Leder has been a Managing Director of Sun Capital Partners, Inc. since May 1995, prior to which he was employed by Lehman Brothers, Inc. since 1987, most recently as a Senior Vice President. Mr. Leder is a director of Nailite International, Inc. and The Atlas Companies, Inc.

                  George R. Rea has been a director of the Company since September 1997. Mr. Rea had been the Acting Chief Executive Officer of the Company from July 1998 to February 1999. Mr. Rea was a consultant and investor in the Company since 1997. Prior thereto, Mr. Rea was Executive Vice President of Conner Peripherals Inc. from 1992 until his retirement in 1994. In addition, Mr. Rea is a director of Imaging Technologies International LLC.

                  Bradley A. Krouse has been a director of the Company since February 1999. Mr. Krouse has been an attorney at Klehr, Harrison, Harvey, Branzburg & Ellers LLP in Philadelphia since 1995, and a partner since 1997. Mr. Krouse was an associate at Ballard Spahr Andrews & Ingersoll in Philadelphia from 1990 to 1994. Mr. Krouse is the brother of Rodger Krouse.

INFORMATION ABOUT NON-DIRECTOR EXECUTIVE OFFICERS

                  The following is a brief summary of the background of each executive officer of the Company who is not also a director of the Company:

                  Gregory Jones joined Labtec as Senior Vice President in February 1998. Prior to joining Labtec, Mr. Jones spent three years at Hewlett Packard, where he was the Marketing Manager responsible for Hewlett Packard's entry into the consumer PC area, with the Pavilion line. Prior thereto, Mr. Jones was employed for two years by Sigma Designs as a Senior Vice President for Marketing. Prior to that time, Mr. Jones held a variety of increasingly responsible sales and marketing positions with Acer Corporation, Compaq Computer and Adaptec, Inc.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH NOMINEE NAMED ABOVE TO A TERM OF OFFICE OF THREE YEARS AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE CHOSEN AND QUALIFIED; PROVIDED, HOWEVER, THAT IF PROPOSAL 1 IS APPROVED, AND SUBJECT TO THE FILING OF AN APPROPRIATE ARTICLE OF AMENDMENT TO THE RESTATED ARTICLES OF ORGANIZATION, THE SAME FIVE DIRECTORS SHALL EACH HOLD OFFICE FOR A TERM TO EXPIRE AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE CHOSEN AND QUALIFIED.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


                  Section 16(a) of the Securities Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company during the fiscal year ended March 31, 1999, there were no late or delinquent filings, except for certain fiscal year-end reports to be filed by Messrs. C. Raymond Boelig, Morton E. Goulder, A. Lorne Grant, John A. Hilton, Jerry H. Loyd, Neil M. Rossen, Ms. Joyce A. Ouellete, former directors and named executive officers of the Company, and Sun Multimedia Partners, L.P.


COMMITTEES

                  During the fiscal year ended March 31, 1999, the Company's Board of Directors held nine meetings. Each incumbent director attended at least 75% (i) of the aggregate number of meetings of the Board of Directors that occurred during his directorship and (ii) of meetings of all committees of the Board of Directors on which such directors served in fiscal 1999.

                  The Audit Committee, of which Messrs. Bradley Krouse, Rodger Krouse, Leder, Rea and Sullivan are currently members, is responsible for providing the Board of Directors with an independent review of the financial health of the Company and its financial controls and reporting. Its primary function is to interface with the Company's auditors. The Audit Committee did not meet in fiscal 1999.

                  The Compensation Committee, of which Messrs. Bradley Krouse, Rodger Krouse, Leder, Rea, Rubinstein and Sullivan are currently members, acts for the Board of Directors with respect to the Company's compensation practices and implementation thereof. The Compensation Committee's primary function is to set or amend the compensation of any employee of the Vice President level and above or whose annual compensation is equal to or exceeds $100,000. The Compensation Committee held four meetings in fiscal 1999.

                  The Board of Directors does not have a standing nominating committee.


PERFORMANCE GRAPH

                  The following graph shows the cumulative total stockholder return on the Company's Common Stock over the period from December 11, 1995 (the date of the Company's initial public offering) to March 31, 1999, as compared with that of the Nasdaq Market Index and a peer group index consisting of publicly traded computer peripheral equipment companies reporting under the same Standard Industrial Classification Code (SIC 3577) as the Company. The comparison assumes $100 was invested at the close of business on December 31, 1995 in the Common Stock and in each of the comparison groups, and assumes reinvestment of dividends. Total stockholder return is measured by dividing share price change plus dividends, if any, for each period by the share price at the beginning of the respective period, and assumes reinvestment of dividends.

[GRAPHIC OMITTED]

                TOTAL STOCKHOLDER RETURNS - DIVIDENDS REINVESTED

                            ANNUAL RETURN PERCENTAGE


                                       Year Ended March 31,
                      ------------------------------------------------------

Company\Index         1996(1)           1997             1998           1999
--------------        ----              ----             ----           ----

Labtec Inc...........  26.53           -79.03            0.0           -44.87
NASDAQ...............  3.84             11.10           51.60           34.59
Peer Group........... -14.94            17.41           74.18            4.07


                                 INDEXED RETURNS


                            Base Period              Year Ended March 31,
                            -----------       --------------------------------
Company\Index            December 11, 1995    1996     1997      1998     1999
-------------            -----------------    ----     ----      ----     ----
Labtec Inc............          100          126.53   26.53      26.53    14.63
NASDAQ................          100          103.84   115.37    174.90   235.40
Peer Group............          100          85.06    99.87     173.95   181.03
----------------

(1)  From December 11, 1995 (the date of the Company's initial public offering).

COMPENSATION COMMITTEE REPORT OF EXECUTIVE COMPENSATION

                  The Compensation Committee Report set forth below describes the compensation policies applicable to executive officers of the Company.

                  OVERALL POLICY. The Company's executive compensation program is designed to be closely linked to corporate performance and equity returns to stockholders. To this end, the Company has developed an overall compensation strategy and specific compensation plan that tie a portion of each executive's compensation to the Company's success in meeting specified performance goals. In addition, through the use of stock options, the Company ensures that a part of each executive's compensation is closely tied to appreciation in the Company's Common Stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve goals inherent in the Company's business strategy, to link executive and stockholder interests through equity-based plans and, finally, to provide a compensation package that recognizes individual contributions as well as overall business results.

                  The Compensation Committee determines the compensation of the individuals named in the Summary Compensation Table. The Compensation Committee takes into account the views of the President in reviewing the individual performance of the executives (other than himself).

                  The key elements of the Company's executive compensation consist of base salary, annual bonus and stock options. The Compensation Committee's policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the executive officer, including insurance and other employee benefits.

                  BASE SALARIES. Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual. In making determinations regarding base salaries, the Compensation Committee considers generally available information regarding salaries prevailing in the industry, but does not utilize any particular indices or peer groups.

                  Annual salary adjustments are determined by evaluating the financial performance of the Company and of each executive officer, and also takes into account new responsibilities. The Compensation Committee, where appropriate, also considers non-financial performance measures. These non-financial performance measures may include such factors as efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees. No particular weight is given to any of these non-financial factors.

                  ANNUAL BONUS. The Company's executive officers are eligible for an annual cash bonus, based primarily on achievement of significant milestones by the Company and the executive. Executive officers were eligible to receive bonuses for fiscal 1999 based upon the achievement of certain milestones by the Company during fiscal 1999.

                  STOCK OPTIONS. Under the Company's Amended and Restated 1993 Stock Option Plan (the "1993 Plan"), which was approved by stockholders, stock options are granted to the Company's executive officers. Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant and generally vest over five years. Stock option grants are designed to encourage the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless Common Stock price appreciation is achieved, and, once achieved, is maintained and improved upon. In determining the amount of such option grants, the Compensation Committee evaluates the job level of the executive, responsibilities to be assumed in the upcoming year, and responsibilities in prior years, and also takes into account the size of the executive's awards in the past.

                  Under the Company's Amended and Restated 1997 Stock Option Plan (the "1997 Plan"), which was approved by stockholders, stock options are granted to the Company's directors, including directors who are not employees of the Company, and all executive officers of the Company and its subsidiaries and other employees, consultants and advisers who, in the opinion of the Board, are in a position to make a significant contribution to the success of the Company and its subsidiaries. Stock options are designed to align the interests of the option holders with those of the stockholders. Stock options are granted with an exercise price determined by the Board on the date of grant and generally vest over four years. In determining the amount of such option grants, the Compensation Committee evaluates the job level of the individual, responsibilities to be assumed in the upcoming year, and responsibilities in prior years, and also takes into account the size of the individual's awards in the past.

                  CONCLUSION. Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock appreciation. In fiscal 1999, as in previous years, a substantial portion of the Company's targeted executive compensation consisted of performance-based variable elements. The Compensation Committee intends to continue the policy of linking executive compensation to Company performance and returns to stockholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

By the Compensation Committee,

Bradley A. Krouse
Rodger R. Krouse
Marc J. Leder
George R. Rea
Patrick J. Sullivan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                  As of March 31, 1999, the Compensation Committee consisted of Bradley A. Krouse, Rodger R. Krouse, Marc J. Leder, George R. Rea and Patrick J. Sullivan. Rodger R. Krouse is Co-Chairman and Clerk of the Company, and Marc J. Leder is Co-Chairman, Senior Vice President, Finance, Chief Financial Officer and Treasurer of the Company.

COMPENSATION OF DIRECTORS


                  Directors receive no compensation for their services. The Board of Directors may, in its discretion and from time to time, grant options to directors pursuant to the 1997 Plan.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

                  The following table sets forth certain information regarding the ownership of the Common Stock as of July 26, 1999 by (i) persons known by the Company to be beneficial owners of more than 5% of its common stock, (ii) the executive officers named in the Summary Compensation Table, (iii) the directors and nominees for election as directors, and (iv) all current executive officers and directors of the Company as a group and the percentage of shares represented thereby.

                                                                                          PERCENTAGE
                                                                  SHARES BENEFICIALLY     BENEFICIALLY
BENEFICIAL OWNER (1)                                                   OWNED(2)               OWNED
                                                                  -------------------     -------------
5% STOCKHOLDERS
Sun Multimedia Partners, L.P. ....................................     3,575,826                 51.8%
            5355 Town Center Road
            Suite 802
            Boca Raton, FL  33486
Dennis T. Gain (3)................................................       443,758                  6.4%
            30 Boren Lane
            Boxford, MA  01921
Gain Family Trust (4).............................................       349,197                  5.1%

OTHER DIRECTORS AND NOMINEES FOR DIRECTOR

Rodger R. Krouse (5)..............................................     3,575,826                 51.8%
Marc J. Leder (5).................................................     3,575,826                 51.8%
J. Grant Jagelman (6).............................................       195,656                  2.8%
            Level 8 139 Macquarie St.
            Sydney, NSW 2000 Australia
Jonathan Stearns (7)..............................................       184,769                  2.7%
George R. Rea (8).................................................        29,666                  *
Patrick J. Sullivan (8)...........................................        26,665                  *
Julian Rubinstein.................................................            --                 --
Bradley A. Krouse.................................................            --                 --
Joseph Pretlow....................................................            --                 --
Geoffrey Rehnert..................................................            --                 --
Robert G. Wick....................................................            --                 --
Marc Wolpow.......................................................            --                 --

NAMED EXECUTIVE OFFICERS

Gregory Jones (9).................................................        37,971                  *

All directors, nominees for director and executive officers as         4,494,311                 63.9%
a group (14 persons) (10).........................................
----------------

*        Less than one percent.

(1) Except as otherwise indicated, the address of each individual listed is c/o Labtec Inc., 1499 S.E. Tech Center Place, Suite 350, Vancouver, WA 98683.

(2) Except as otherwise indicated in these footnotes, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Includes shares of Common Stock underlying currently exercisable stock options. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(3) Includes (i) 349,197 shares held by the Gain Family Trust, a trust for the benefit of certain members of the family of Dennis T. Gain and of which Mr. Gain is the sole trustee, (ii) 23,332 shares of Common Stock subject to currently exercisable options held by Mr. Gain, (iii) 24,667 shares held by Mr. Gain's wife and children and (iv) 12,533 shares held by the Gain New Zealand Trust of which Mr. Gain is a Trustee.

(4) The Gain Family Trust is a trust for the benefit of certain family members of Dennis T. Gain, a director of the Company and the former President and Chief Executive Officer of the Company. Mr. Gain is the sole trustee of the Gain Family Trust and has sole voting control and investment power over the shares held by the trust.

(5) Messrs. Leder and Krouse each own 50% of Sun Multimedia Advisors, Inc., the general partner of Sun Multimedia Partners, L.P. Mr. Leder and Mr. Krouse disclaim beneficial ownership of the shares held by Sun Multimedia Partners, L.P. except to the extent of their pecuniary interests.

(6) Includes (i) 9,132 shares held by the Group Superannuation Fund, an Australian retirement trust of which Mr. Jagelman holds a 100% interest; (ii) 13,541 shares of Common Stock held by Mr. Jagelman's wife, children and mother-in-law; and (iii) 22,665 shares of Common Stock issuable upon exercise of currently exercisable options.

(7) Consists of shares held by The KB Mezzanine Fund II, L.P. ("KB"). Equinox Investment Partners, L.L.C. ("Equinox") is the general partner of EIPCP, L.P. ("EIPCP") and EIPCP is the general partner of KB. Mr. Stearns is a founding member and managing director of Equinox and thereby shares control of Equinox. He disclaims beneficial ownership of the shares held by KB, except to the extent of his pecuniary interest.

(8) Consists of shares of Common Stock issuable upon exercise of currently exercisable options.

(9) Includes 24,252 shares of Common Stock issuable upon exercise of currently exercisable options.

(10) Includes 48,997 shares of Common Stock issuable upon exercise of currently exercisable options granted under the 1993 Plan, 23,331 shares of Common Stock issuable upon exercise of currently exercisable options granted under the Amended and Restated 1995 Director Stock Option Plan (the "Director Plan"), 44,252 shares of Common Stock issuable upon exercise of currently exercisable options granted under the 1997 Plan and 10,000 shares of Common Stock issuable upon exercise of currently exercisable options granted outside the Company's stock option plans.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                  The following table provides summary information concerning the cash compensation and certain other compensation paid, awarded or accrued by the Company to the Company's President and four most highly compensated executive officers who were serving as executive officers at the end of fiscal 1999 and whose salary and bonus exceeded $100,000 for the 1999 fiscal year, for services in all capacities to the Company during the 1999, 1998 and 1997 fiscal years.


                                                                                   LONG-TERM
                                         ANNUAL COMPENSATION                       COMPENSATION
                                        ----------------------                     ------------

                                                                                   AWARDS

                                                                      OTHER        SECURITIES         ALL OTHER
NAME AND PRINCIPAL                                                    ANNUAL       UNDERLYING        COMPENSATION
POSITION(1)                  YEAR        SALARY       BONUS        COMPENSATION    OPTIONS (#)        ( $)
------------------------     ----        ------       -----        ----------     ------------       ------------

ROBERT G. WICK                1999(2)       $43,750         --            --     133,000                   --
President and Director


GREGORY JONES                  1999        $162,116     $3,583            --          --              $57,515(3)
Senior Vice President,         1998          $7,500         --            --      97,005(4)                --
North American Retail          1997              --         --            --          --                   --
Sales

----------------
(1) Except as provided in the table above, none of the Company's executive officers who were serving as executive officers at the end of fiscal 1999 had salary and bonus exceeding $100,000 for the 1999 fiscal year. Such executive officers served in such capacity for only part of the fiscal year as a result of the Company's merger in February 1999 (the "Merger").

(2)      Mr. Wick became President of the Company in February 1999.

(3) Represents the difference between the market value per share of the Common Stock at January 7, 1999 ($1.0566) and the purchase price per share ($0.2816), multiplied by 74,248 shares purchased by Mr. Jones pursuant to a Company stock purchase program, which allowed executive officers to purchase shares of Common Stock at a discount from the market price.

(4) Adjusted to reflect conversion of Labtec common stock into Company Common Stock and a one-for-three reverse split as a result of the Merger. Of the total, 32,335 options were granted at an exercise price of $1.5241 per share on February 11, 1998 ("Tranche 1"); 32,335 options were granted at an exercise price of $4.5722 per share on February 11, 1998 ("Tranche 2") and 32,335 options were granted at an exercise price of $1.5241 per share on June 1, 1998 ("Tranche 3"). All options vest over four years, with 25% of each tranche becoming exercisable commencing on the first anniversary of the respective grant date. As of March 31, 1999, 8,084 options granted under Tranche 1 were currently exercisable and 8,084 options granted under Tranche 2 were currently exercisable.




                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                                                                                   ANNUAL RATES OF STOCK
                    NUMBER OF           % OF TOTAL                                                 PRICE APPRECIATION FOR
                    SECURITIES          OPTIONS GRANTED                                            OPTION TERMS
                    UNDERLYING          TO EMPLOYEES         EXERCISE OR        EXPIRATION         ----------------------
NAME                OPTIONS GRANTED     IN FISCAL 1999       BASE PRICE         DATE                5%($)        10%($)
----                ---------------     ---------------      --------------     ------------       -----        ------

Robert G. Wick         133,000 (1)             47.5%              $5.375            2/16/09         $449,581     $1,139,326
--------------

(1) The options are exercisable as to 33,250 shares commencing on each of the first four anniversaries of the commencement of his employment with the Company on November 15, 1998.


OPTION EXERCISES AND FISCAL YEAR-END VALUES

                  The following table sets forth information with respect to options to purchase Common Stock granted under the Company's 1993 Plan and 1997 Plan, including (i) the number of shares of Common Stock purchased upon exercise of options in the fiscal year ended March 31,1999; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at March 31, 1999; and (iv) the value of such unexercised options at March 31, 1999.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES


                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                     SHARES ACQUIRED     VALUE             OPTIONS AT FISCAL YEAR END    AT FISCAL YEAR END
NAME                 ON EXERCISE (#)     REALIZED ($)      EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
----                 ------------------- ------------      ---------------------------   -------------------------

Robert G. Wick               0                  0                    0/133,000                       $0/$0
Gregory Jones                0                  0                  16,168/80,837               $37,621/$237,376
---------------

(1) Based on the closing price of $5.375 per share of Common Stock at March 31, 1999.


                  The Company has obtained directors and officers liability insurance in the amount of $10,000,000. The annual premium for this insurance is approximately $114,699.

EMPLOYMENT AGREEMENTS


                  The Company has entered into an employment agreement, as amended to date, with Mr. Gregory Jones pursuant to which he is employed full-time as the Company's Senior Vice President -- Worldwide Sales. The agreement expires in June 2001 and provides for an annual base salary of $150,000. The Company's Board of Directors also may grant, from time to time, bonuses or increase the base salary payable to Mr. Jones. In addition to his cash compensation, Mr. Jones receives other benefits, including those generally provided to other employees of the Company. The agreement further provides for a severance payment of nine months' salary upon termination of employment under certain circumstances.

                  Pursuant to his employment agreement, Mr. Jones is entitled to receive, in addition to his base salary, an annual bonus in amounts up to 70% of his base salary for such year based upon the achievement of certain goals as set by the Company. Mr. Jones also was permitted to purchase shares of Common Stock from the Company pursuant to his employment agreement, under such terms as provided in his employment agreement. Mr. Jones also received, pursuant to his employment agreement, options to purchase 525,000 shares of Labtec common stock at exercise prices ranging from $0.2816 to $0.8448 per share. To date, taking into account the conversion of Labtec common stock to Company Common Stock as a result of the Merger and the one-for-three reverse split, Mr. Jones currently has options to purchase 97,005 shares of Common Stock at exercise prices ranging from $1.5241 per share to $4.5722 per share. No options have been exercised. Of the options granted, 24,252 are currently exercisable, with the remainder becoming exercisable as follows: (i) as to 16,168 shares commencing on each of February 11, 2000 and 2001 and as to 16,166 shares commencing February 11, 2002 pursuant to Tranches 1 and 2; and (ii) as to 8,084 shares commencing on each of June 1, 2000 and 2001 and as to 8,083 shares commencing June 1, 2002 pursuant to Tranche 3. See "Summary Compensation Table."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                  On April 11, 1997, the Compensation Committee of the Board of Directors repriced certain outstanding stock options granted to then-current employees, including options held by Mr. Gain.

                  On July 18, 1997, the Company completed a tender offer for the outstanding shares of SSL, a stockholder of the Company. At the time of the tender offer, Mr. Jagelman, Chairman of the Board of SSL, was a director and stockholder of the Company. Pursuant to the tender offer, the Company exchanged
(i) two shares of the Common Stock for fifteen shares of SSL and (ii) one share of Common Stock for every option to purchase twelve shares of SSL. Concurrent with the completion of the tender offer, all shares of Common Stock owned by SSL at the time of the tender offer were canceled and the license agreement between the Company and SSL was terminated. As a result of this transaction, the number of outstanding shares of the Company did not change.

                  On October 7, 1997, Labtec entered into a ten-year management agreement with Sun Multimedia Advisors, Inc., the general partner of Sun Multimedia Partners, L.P., which is the Company's majority stockholder. Marc J. Leder and Rodger R. Krouse each own 50% of the outstanding capital stock of Sun Multimedia Advisors, Inc. Pursuant to the terms of the management agreement, Sun Multimedia Advisors, Inc. receives a management fee of $500,000 per annum and received a transaction fee of $391,000 with respect to its participation in the structuring and negotiation of the Merger.

                  Dennis T. Gain, a director of the Company and former President and Chief Executive Officer of the Company, entered into a Separation Agreement with the Company on March 18, 1998. The Separation Agreement provided that the Company shall pay to or on behalf of Mr. Gain: (i) severance payments in an aggregate of $12,000 per month for the next twenty months, (ii) health insurance premium for his then-existing health coverage for the next twenty-four months and (iii) a $1,000 automobile allowance for the next twenty months. In addition, all incentive stock options previously granted to Mr. Gain, other than 12,000 options of an option grant on April 29, 1994, converted into non-qualified stock options and Mr. Gain exercised and sold 12,000 incentive stock options on May 22, 1998. Further, the Company sold an automobile purchased by it in March 1997 to Mr. Gain for $28,471, $11,929 below the fair market value of the automobile. The Company's Board of Directors agreed, subject to its fiduciary and other legal duties, to nominate Mr. Gain for election to the Company's Board of Directors at the 1998 Annual Meeting of Stockholders of the Company. In connection therewith, Mr. Gain agreed to return all proprietary information of the Company, release all claims and causes of action relating to his employment with the Company, and execute a Non-competition, Non-disclosure and Non-solicitation Agreement with the Company.

                  On June 5, 1998, the Company contributed its Open Motion technology and certain assets related thereto having a net book value of approximately $50,000 to 3D Open Motion, LLC, a Delaware limited liability corporation (the "LLC"), established by Mr. Gain, majority owner of the LLC, in exchange for an initial 20% non-voting interest in the LLC which has since been reduced to 14.6% as a result of subsequent equity financing in which the Company did not participate. In connection with the transaction, the Company received an option, exercisable beginning January 1, 1999 through May 31, 1999 upon payment of $250,000 to the LLC, to obtain a 50% discount from the most favorable terms offered to any other customer on all commercial products developed by LLC. Such option was not exercised by the Company. Simultaneously with the Company's contribution, Mr. Gain contributed 291,667 shares of the Company's Common Stock to the LLC. The Company repurchased the 291,667 shares on June 17, 1998 from the LLC pursuant to its stock buyback plan at $2.40 per share, a 20% discount from the closing price of the Company's Common Stock on the Nasdaq National Market on June 3, 1998, the date on which the Company and the LLC agreed to the terms of the joint venture.

                  Effective October 20, 1998, the Company entered into a consulting agreement with American Asset Management, a management consulting firm wholly owned by Julian Rubinstein, a director, to assist in reviewing and reorganizing the Company's operations. The agreement, which terminated March 1999, provided for payment of $30,000 per month. The agreement also contained non-disclosure provisions, assignment of inventions and provisions regarding a twelve-month non-compete with certain competitors and a twelve-month non-solicitation of employees.

                               VOTING REQUIREMENTS


                  The affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting is necessary to approve the amendment of the Restated Articles of Organization (Proposal 1). Directors are elected by a plurality of the votes cast (Proposal 2). Abstentions and broker nonvotes with respect to any matter are not considered as votes cast with respect to that matter.


                  THE BOARD OF DIRECTORS HAS UNANIMOUSLY RECOMMENDED A VOTE FOR PROPOSAL 1 AND FOR EACH DIRECTOR NAMED IN PROPOSAL 2.

                                  MISCELLANEOUS

STOCKHOLDER PROPOSALS

                  The Company's By-laws require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give written notice to the Co-Chairmen of the Board of Directors, the President, the Treasurer or the Clerk of the Company not less than 50 days nor more than 75 days before the meeting, unless less than 65 days' notice or prior public disclosure of the date of the meeting is given, in which case the stockholder's notice must be received within 15 days following the day on which such notice or disclosure of the date of the annual meeting was mailed or public disclosure was made. Such notice must contain specified information about the proposed business or nominee and the stockholder making the proposal or nomination. If any stockholder intends to present a proposal at the 2000 Annual Meeting of Stockholders and desires that it be considered for inclusion in the proxy statement and form of proxy, it must be received by the Company at 1499 S.E. Tech Center Place, Suite 350, Vancouver, Washington 98683, Attention: Robert G. Wick, no later than July 27, 2000.

OTHER MATTERS

                  Management does not intend to bring before the Meeting for action any matters other than those specifically referred to above and is not aware of any other matters which are proposed to be presented by others. If any other matters or motions should properly come before the Meeting, the person named in the Proxy intends to vote thereon in accordance with his judgment on such matters or motions, including any matters or motions dealing with the conduct of the Meeting.

PROXIES

                  All stockholders are urged to fill in their choices with respect to the matters to be voted on, sign and promptly return the enclosed form of Proxy.

                                        By Order of the Board of Directors,

                                                 RODGER R. KROUSE
                                                      Clerk

Vancouver, Washington
August 2, 1999

                                                                      APPENDIX A

                                   ARTICLE VI

                             OTHER LAWFUL PROVISIONS
                             -----------------------

A.       BOARD OF DIRECTORS

         1. TERM. The business and affairs of this corporation shall be managed by or under the direction of a Board of Directors consisting of such number of directors as provided in the By-laws of the corporation. Each director shall be elected by the stockholders to hold office for a term ending at the annual meeting following the annual meeting at which such director was elected. Each director shall serve until a successor shall have been chosen and qualified, subject to prior retirement, disqualification, resignation, death or removal from office.

         2. VACANCIES. Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, any vacancies occurring in the Board of Directors for any reason, and any newly created directorships resulting from an increase in the number of directors, may be filled by a majority of the directors then in office, though less than a quorum. Any directors so chosen shall hold office until the next annual meeting of stockholders and until their respective successors shall be chosen and qualified subject, however, to prior retirement, disqualification, resignation, death or removal from office.

                                   PROXY CARD


PROXY                                                                    PROXY
-----                                                                    -----

                                   LABTEC INC.
                 (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)


                  The undersigned holder of Common Stock of LABTEC INC. revoking all proxies heretofore given, hereby constitutes and appoints RODGER R. KROUSE Proxy, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the 1999 Annual Meeting of Stockholders of LABTEC INC., to be held at the Hyatt Regency, 5 Embarcadero Center, San Francisco, California, on Wednesday, September 15, 1999 at 9:00 A.M., local time, and at any adjournments or postponements thereof.

                  The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

                  Each properly executed Proxy will be voted in accordance with the specifications made below and in the discretion of the Proxy on any other matter that may properly come before the meeting or any adjournment thereof. Where no choice is specified, this Proxy will be voted FOR all listed nominees to serve as directors and FOR each proposal set forth below.

            PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL LISTED NOMINEES AND FOR EACH PROPOSAL.


1. To approve the amendment of the Restated Articles of Organization to eliminate the Company's three classes of directors in favor of one class to be elected annually.

          |_|  FOR                  |_| AGAINST                |_| ABSTAIN


2. Election of five Directors.   |_| FOR all nominees listed                  |_| WITHHOLD AUTHORITY
                                (except as marked to the contrary)          to vote for all listed nominees

               Nominees: J. Grant Jagelman, Julian Rubinstein, Jonathan Stearns, Joseph Pretlow and Robert G. Wick

               (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CIRCLE THAT NOMINEE'S NAME IN THE LIST PROVIDED.)

3. To transact such other business as may properly come before the meeting and any adjournments thereof.


                                        The shares represented by this proxy
                                        will be voted in the manner directed. In
                                        the absence of any direction, the shares
                                        will be voted FOR each nominee and FOR
                                        each Proposal and in accordance with the
                                        discretion of the Proxy on such other
                                        matters as may properly come before the
                                        meeting.
                                        Dated  _______________________,   1999
                                        ________________________________________
                                        ________________________________________
                                                    (Signature(s)

                                        (Signature(s) should conform to names as registered. For jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title).

                                          PLEASE MARK AND SIGN ABOVE AND
                                                   RETURN PROMPTLY